Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathon Fassberg ext16. (investor inquiries)
(610) 941-4020	Brad Miles ext 17. (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Positive Interim EVIZON™ Phase II (MSI-1256F-208) AMD Data at Annual ARVO Meeting

- Interim Evaluation Demonstrates Safety and Early Stabilization

of Vision with Concomitant Therapy-

Plymouth Meeting, PA -- May 3, 2005 -- Genaera Corporation (NASDAQ: GENR) and study investigators today announced positive interim clinical trial results, including safety data and visual acuity outcomes, from a multi-center, randomized, masked, U.S. Phase II clinical trial (MSI-1256F-208)(Trial 208). The study is one of a continuing series evaluating EVIZON™ (squalamine lactate) for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as "wet" AMD. Data was presented on May 3rd at the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting by retinal specialist and study investigator, Thomas A. Ciulla, MD, Midwest Eye Institute, Indianapolis, Indiana.

Dr. Ciulla reported interim safety results and visual acuity data from up to nine weeks of treatment in a clinical trial of EVIZON with concomitant photodynamic therapy with verteporfin (PDT) (Visudyne(R), QLT Incorporated, Vancouver Canada) or PDT alone (control group). Forty-six subjects were enrolled in this double masked study. Subjects in the primary treatment groups (N=29) received intravenous infusions of 10, 20 or 40 mg of EVIZON in weeks 1, 2, 4 and 5 of the trial and were treated with PDT in week 3. Seventeen control subjects were treated with PDT at week 3 but received vehicle-only infusions instead of EVIZON. Monthly EVIZON or control infusions will continue through week 25, with optional PDT at weeks 15 and 27 if deemed medically necessary. One year of additional follow up will be provided to all subjects after week 25.

EVIZON with concomitant PDT was well tolerated in all subjects, with no drug-related serious adverse events reported to date by subjects involved in the study. The most common adverse events involved infusion site reactions. These events were generally mild and were distributed evenly across the EVIZON treatment groups. There were no drug-related ocular adverse events reported for subjects involved in this trial.

Study eyes in subjects receiving EVIZON with concomitant PDT treatment in Trial 208 (N=28) had a mean gain of 1.5 EDTRS letters (range +16 to -17) in visual acuity at week 3 (prior to PDT) compared to baseline. Similarly, at week 3 the study eyes for subjects in the PDT control group (N=17) gained an average of 1.5 EDTRS letters (range +11 to -11). At week 9, study eyes of subjects in the EVIZON treatment groups (N=24) gained an average of 1.3 ETDRS letters (range +11 to -10), while study eyes among subjects in the PDT control group (N=15) lost an average of 0.9 EDTRS letters (range +15 to -19). Thirty-seven of the 46 subjects (80%) were diagnosed as having wet AMD in both eyes. At week 9, subjects with a fellow affected eye in the EVIZON treatment groups (N=20) on average lost 1.9 letters (range +11 to -17) compared to baseline visual acuity, while fellow affected eyes in the PDT control group experienced an average loss of 4.0 ETDRS letters (range +7 to -31). In clinical trials evaluating therapies for wet AMD, gain or loss of less than 15 letters (three lines) for an individual patient on the ETDRS chart constitutes stable vision, while gain or loss equal to or greater than 15 letters constitutes a significant improvement or loss of vision, respectively.

"These early safety data demonstrate that EVIZON can be given conveniently with PDT as a complementary, less-invasive treatment for early aggressive wet AMD lesions, where combined therapies are likely to be needed," commented Dr. Ciulla. "EVIZON may provide a number of advantages over other therapies, including the ability to treat simultaneously the commonly affected fellow eye. While these data are preliminary and the next 20 weeks of the study will be critical in comparing outcomes, the results look encouraging and suggest that EVIZON with concomitant PDT may represent a promising approach for managing this debilitating eye disease."

"We achieved several important goals in this trial of EVIZON with concomitant PDT for wet AMD," commented Roy C. Levitt MD, President and Chief Executive Officer of Genaera Corporation. "First, we demonstrated the safety of the less-invasive drug combination of EVIZON with concomitant PDT as an important potential treatment option for this devastating disease. As a result, we are assured that we can use concomitant PDT as background therapy in our upcoming Phase III trials. Additionally, we explored the potential effectiveness of EVIZON with concomitant PDT for patients with a variety of wet AMD subtypes. While historically a significant loss of vision in the PDT control group may take up to six months, these early results, including examples of morphologic improvement on optical coherence tomography (OCT), look promising. In the remainder of the trial, we will evaluate the need for additional concomitant PDT. Specifically, we hope to demonstrate that EVIZON alone will be sufficient as long-term maintenance therapy by assessing whether additional PDT will be medically necessary at weeks 15 and 27. Since intravitreal injections are required for the administration of other approved or investigational anti-angiogenic agents, less invasive EVIZON may be an attractive agent for patients with bilateral wet AMD. For the one-third or more of wet AMD patients simultaneously affected in both eyes, treatment with EVIZON could potentially avoid the risk of chronic bilateral ocular injections. In Trial 208, we also expect to evaluate the benefit of EVIZON therapy in the fellow affected eyes compared to control through week 29."

AMD Clinical Trial Program

Genaera is currently conducting three Phase II trials of EVIZON in wet AMD at multiple sites throughout the United States. Recently, the FDA selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted EVIZON Fast Track designation.

Additional Ongoing AMD Clinical Trials

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of EVIZON in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of EVIZON (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for a further 12 months. Enrollment in this trial is ongoing.

For information about participation in EVIZON clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form, is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that EVIZON™ ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™ may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.